U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SEC File Number: 0-29507

                                   Form 12b-25

                           NOTIFICATION OF LATE FILING

                                   (Check One)

[X] Form 10-KSB    [ ] Form 11-K     [ ] Form 10-Q      [ ] Form N-SAR

         For Period Ended:  December 31, 2000
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Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the Notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                  N/A
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Part I - Registrant Information
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         Full Name of Registrant: Tulvine Systems, Inc.

         Former name if applicable: N/A
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         Address of Principal Executive Office (Street and Number):

         5525 MacArthur Blvd., Suite 615
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         City, State and Zip Code:

         Irving, Texas  75038
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Part II - Rules 12b-25 (b) and (c)
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         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

         [x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [x] (b) The subject annual report or semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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         State below in reasonable detail the reasons why the Form 10-K, 11-K,
20-F, 10-Q, or N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

The Company is awaiting information from third parties and requires additional time to complete preparation of a complete and accurate Form 10-KSB.

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Part IV - Other Information
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         (1)      Name and telephone number of person to contact in regard to this notification:

                  Diane Golightly       (972)             894-9040
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                      (Name)          (Area Code)      (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                        [ ] Yes [X] No

                  If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  Tulvine Systems, Inc.
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                  (Name of Registrant as specified in charter)

         has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                          TULVINE SYSTEMS, INC.



Date: March 30, 2001                      BY: /s/ Diane Golightly
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                                             Diane Golightly, President